INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No.s 33-56354, 33-70632, 33-72752, 33-83956, 33-94756, 333-06733, 333-06939 and
333-25635 of HFS Incorporated (the "Company) on Form S-8 and Registration Statements No. 333-11031 and 333-17453 of the Company on Form S-3 of our report dated April 30, 1997 related to the consolidated balance sheets of PHH Corporation and subsidiaries at December 31, 1996 and January 31, 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1996 and each of the years in the two year period ended January 31, 1996. Our report contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights" in the year ended January 31, 1996.


/s/ KPMG Peat Marwick LLP
Baltimore, Maryland
July 15, 1997